The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Buffered PLUS securities until the pricing supplement, the accompanying product supplement, the accompanying index supplement and the accompanying prospectus (collectively, the "Offering Documents") are delivered in final form. The Offering Documents are not an offer to sell these Buffered PLUS securities and we are not soliciting offers to buy these Buffered PLUS securities in any state where the offer or sale is not permitted.

June 2019

PRELIMINARY PRICING SUPPLEMENT Dated May 31, 2019

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-225551

(To Prospectus dated October 31, 2018 and Product Supplement dated October 31, 2018)

STRUCTURED INVESTMENTS

Opportunities in International Equities

Buffered Performance Leveraged Upside SecuritiesSM (Buffered PLUS) due on or about July 6, 2021

$● Based on the shares of the iShares® MSCI Emerging Markets ETF

Principal at Risk Securities

The Buffered Performance Leveraged Upside SecuritiesSM (the “Buffered PLUS”) offer leveraged exposure to the shares of the iShares® MSCI Emerging Markets ETF (the “underlying fund”). The Buffered PLUS are for investors who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature which applies to a limited range of positive performance of the underlying fund. The amount that investors receive at maturity for each Buffered PLUS, will be based on the direction and percentage change in the price of the underlying fund from the pricing date to the valuation date (the “underlying return”) and whether the percentage decline of the underlying fund from the closing price of the underlying fund on the pricing date (the “initial price”) to the closing price of the underlying fund on the valuation date (the “final price”) is greater than the buffer amount. At maturity, if the underlying fund has appreciated, investors will receive the stated principal amount of their investment plus the leveraged upside performance of the underlying fund, subject to the maximum payment at maturity. At maturity, if the underlying fund has depreciated and the percentage decline from the initial price to the final price is equal to or less than the buffer amount, the investor will receive the stated principal amount. However, if the underlying fund has depreciated and the percentage decline from the initial price to the final price is greater than the buffer amount, investors will receive less than the stated principal amount, resulting in a loss that is proportionate to the percentage decline in the underlying fund from the initial price to the final price in excess of the buffer amount. Investors may lose up to 85% of the stated principal amount of the Buffered PLUS. Accordingly, the Buffered PLUS do not guarantee the return of the full principal amount at maturity. The Buffered PLUS are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS”), and all payments on the Buffered PLUS are subject to the credit risk of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Buffered PLUS and you could lose some or all of your initial investment.

SUMMARY TERMS
Issuer:	UBS AG London Branch (“UBS”)
Underlying fund:	iShares® MSCI Emerging Markets ETF
Aggregate principal amount:	$•
Stated principal amount:	$10 per Buffered PLUS
Issue price:	$10 per Buffered PLUS (see “Commissions and issue price” below), offered at a minimum investment of 100 Buffered PLUS (representing a $1,000 investment)
Denominations:	$10 per Buffered PLUS and integral multiples thereof
Interest:	None
Pricing date:	Approximately June 28, 2019, subject to postponement in the event of a market disruption event, as described in the accompanying product supplement
Original issue date:	Approximately July 3, 2019 (3 business days after the pricing date), subject to postponement in the event of a market disruption event, as described in the accompanying product supplement. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally will be required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Buffered PLUS on any date prior to two business days before delivery will be required, by virtue of the fact that the Buffered PLUS are initially expected to settle in three business days (T + 3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.
Valuation date:	Approximately June 30, 2021 (to be determined on the pricing date and expected to be 24 months after the pricing date), subject to postponement in the event of a market disruption event, as described in the accompanying product supplement
Maturity date:	Approximately July 6, 2021 (to be determined on the pricing date and expected to be 3 business days after the valuation date), subject to postponement in the event of a market disruption event, as described in the accompanying product supplement
Payment at maturity:

▪    If the underlying return is positive:
The lesser of (a) $10 + Leveraged Upside Payment and (b) Maximum Payment at Maturity

▪    If the underlying return is zero or negative and the percentage decline from the initial price to the final price is equal to or less than the buffer amount:
Stated Principal Amount of $10

▪   If the underlying return is negative and the percentage decline from the initial price to the final price is greater than the buffer amount:
$10 + [$10 x (Underlying Return + Buffer Amount)]
Under these circumstances, you will lose a percentage of your stated principal amount equal to the percentage decline of the underlying fund from the initial price to the final price in excess of the buffer amount, and in extreme situations, you could lose almost all of your initial investment.

Underlying return:	The quotient, expressed as a percentage, of (i) the final price of the underlying fund minus the initial price of the underlying fund, divided by (ii) the initial price of the underlying fund. Expressed as a formula:

(Final price - Initial price) / Initial price

Leveraged upside payment:	$10 x Leverage Factor x Underlying Return
Maximum Gain:	20.80%
Initial price:	•, which is the closing price of the underlying fund on the pricing date, as determined by the calculation agent and subject to adjustment in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” in the accompanying product supplement.
Final price:	The closing price of the underlying fund on the valuation date, as determined by the calculation agent and subject to adjustment in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” in the accompanying product supplement.
Leverage factor:	2.0
Maximum payment at Maturity:	$12.08 per Buffered PLUS, which is equal to $10 + ($10 x Maximum Gain)
Buffer amount:	10%
CUSIP:	90281D367
ISIN:	US90281D3677
Listing:	The Buffered PLUS will not be listed or displayed on any securities exchange or any electronic communications network.
Agent:	UBS Securities LLC
Commissions and issue price:	Price to Public	Fees and Commissions(1)	Proceeds to Issuer
Per Buffered PLUS:	100%	2.00%(a) + 0.50%(b) 2.50%	97.50%
Total:	$•	$•	$•

(1)	UBS Securities LLC will purchase from UBS AG the Buffered PLUS at the price to public less a fee of $0.25 per $10.00 stated principal amount of Buffered PLUS. UBS Securities LLC will agree to resell all of the Buffered PLUS to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) at an underwriting discount which reflects:
(a)	a fixed sales commission of $0.20 per $10.00 stated principal amount of Buffered PLUS that Morgan Stanley Wealth Management sells and

(b)     a fixed structuring fee of $0.05 per $10.00 stated principal amount of Buffered PLUS that Morgan Stanley Wealth Management sells, each payable to Morgan Stanley Wealth Management. See “Supplemental plan of distribution (conflicts of interest); secondary markets (if any)".

The estimated initial value of the Buffered PLUS as of the pricing date is expected to be between $9.415 and $9.715. The range of the estimated initial value of the Buffered PLUS was determined on the date of this document by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Buffered PLUS, see “Risk Factors — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” on pages 17 and 18 of this document.

Notice to investors: the Buffered PLUS are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the full stated principal amount of the Buffered PLUS at maturity, and the Buffered PLUS may have downside market risk proportionate to an investment in the underlying fund subject to the buffer amount. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Buffered PLUS if you do not understand or are not comfortable with the significant risks involved in investing in the Buffered PLUS.

You should carefully consider the risks described under “Risk Factors” beginning on page 17 and under ''Risk Factors'' beginning on page PS-9 of the accompanying product supplement before purchasing any Buffered PLUS. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Buffered PLUS. You may lose some or almost all of your initial investment in the Buffered PLUS.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Buffered PLUS or passed upon the adequacy or accuracy of this document, the accompanying product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Buffered PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Product supplement dated October 31, 2018	Prospectus dated October 31, 2018

Buffered PLUSSM due on or about July 6, 2021 • Based on the shares of the iShares® MSCI Emerging Markets ETF Principal at Risk Securities

Additional Information about UBS and the Buffered PLUS

UBS has filed a registration statement (including a prospectus as supplemented by a product supplement for various securities we may offer, including the Buffered PLUS) with the Securities and Exchange Commission (the “SEC”), for the offering to which this document relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

Product supplement dated October 31, 2018:
http://www.sec.gov/Archives/edgar/data/1114446/000091412118002085/ub47016353-424b2.htm

Prospectus dated October 31, 2018:
http://www.sec.gov/Archives/edgar/data/1114446/000119312518314003/d612032d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “Buffered PLUS” refers to the Buffered Performance Leveraged Upside Securities that are offered hereby. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated October 31, 2018 and references to the “accompanying product supplement” mean the UBS product supplement titled “Market-Linked Securities Product Supplement”, dated October 31, 2018.

You should rely only on the information incorporated by reference or provided in this document, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Buffered PLUS in any state where the offer is not permitted. You should not assume that the information in this document, the accompanying product supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Buffered PLUS prior to their issuance. In the event of any changes to the terms of the Buffered PLUS, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

In the event of any discrepancies between this document, the accompanying product supplement and the accompanying prospectus, the following hierarchy will govern: first, this document; second, the accompanying product supplement; and finally, the accompanying prospectus.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

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Investment Overview

Buffered Performance Leveraged Upside Securities

The Buffered PLUS Based on the shares of the iShares® MSCI Emerging Markets ETF due on or about July 6, 2021 can be used:

▪	As an alternative to direct exposure to the underlying fund that enhances the return for a certain range of positive performance of the underlying fund; however, by investing in the Buffered PLUS, you will not be entitled to receive any dividends paid with respect to the underlying fund or any interest payments, and your return will not exceed the maximum payment at maturity. You should carefully consider whether an investment that does not provide for any dividends, interest payments or exposure to the positive performance of the underlying fund beyond a price that, when multiplied by the leverage factor, exceeds the maximum gain is appropriate for you.
▪	To enhance returns and potentially outperform the underlying fund in a moderately bullish scenario.
▪	To achieve similar levels of upside exposure to the underlying fund as that of a direct investment while using fewer dollars by taking advantage of the leverage factor.
▪	To provide a return of the stated principal amount in the event that the underlying return is negative and the percentage decline from the initial price to the final price is equal to or less than the buffer amount.

Maturity:	Approximately 24 months
Leverage factor:	2.0
Buffer amount:	10%
Maximum payment at maturity:	$12.08 per Buffered PLUS, which is equal to $10 + ($10 x Maximum Gain)
Maximum Gain:	20.80%
Interest:	None
Minimum payment at maturity:	$1.00 (10% of the stated principal amount).
Listing:	The Buffered PLUS will not be listed or displayed on any securities exchange or any electronic communications network.

Key Investment Rationale

Investors can use the Buffered PLUS to leverage returns by a factor of 2.0, up to the maximum gain, and obtain contingent protection against a loss of the stated principal amount in the event that the underlying return is zero or negative and the percentage decline from the initial price to the final price is equal to or less than the buffer amount. At maturity, investors will receive an amount in cash based upon the underlying return. Investors may lose some or almost all of their initial investment in the Buffered PLUS.

Investors will not be entitled to receive any dividends paid with respect to the underlying fund and the Buffered PLUS do not pay periodic interest. You should carefully consider whether an investment that does not provide for any dividends or periodic interest is appropriate for you. The payment scenarios below do not show any effect of lost dividend yield over the term of the Buffered PLUS.

Leveraged Performance	The Buffered PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying fund, with a certain range of positive performance.

Buffer Feature	At maturity, if the underlying return of the Buffered PLUS is zero or negative and the percentage decline from the initial price to the final price is equal to or less than the buffer amount, you will receive your stated principal amount even though the price of the underlying fund has depreciated.

Upside Scenario	The underlying return is positive and, at maturity, the Buffered PLUS redeem for (a) the stated principal amount of $10 plus the lesser of the stated principal amount of $10 multiplied by the leverage factor of 2.0 multiplied by the underlying return and (b) the maximum payment at maturity.

Par Scenario	If the underlying return is zero or negative and the percentage decline from the initial price to the final price is equal to or less than the buffer amount, at maturity you will receive the stated principal amount.

Downside Scenario	If the underlying return is negative and the percentage decline from the initial price to the final price is greater than the buffer amount, at maturity you will receive less than the stated principal amount, resulting in a percentage loss of your initial investment equal to the percentage decline in excess of the buffer amount. For example, if the underlying return is -50%, each Buffered PLUS will redeem for $6.00, or 60% of the stated principal amount. The minimum payment at maturity is only 10% of the stated principal amount and you could lose some or almost all of your initial investment.

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Investor Suitability

The Buffered PLUS may be suitable for you if:

■	You fully understand the risks inherent in an investment in the Buffered PLUS, including the risk of loss of almost all of your initial investment.
■	You can tolerate a loss of some or almost all of your investment and are willing to make an investment that may have similar downside market risk as that of an investment in the underlying fund.
■	You believe the percentage decline of the underlying fund from the initial price to the final price will be equal to or less than the buffer amount and, if the percentage decline of the underlying fund from the initial price to the final price is greater than the buffer amount, you can tolerate receiving a payment at maturity that will be less than the stated principal amount and may be as low as the minimum payment amount.
■	You believe the price of the underlying fund will appreciate over the term of the Buffered PLUS, and that the percentage of appreciation, when multiplied by the leverage factor, is unlikely to exceed the maximum gain indicated on the cover hereof.
■	You can tolerate fluctuations in the price of the Buffered PLUS prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying fund.
■	You do not seek current income from your investment and are willing to forgo any dividends paid on the underlying fund.
■	You understand and accept that your potential return on the Buffered PLUS is limited to the maximum gain and you would be willing to invest in the Buffered PLUS based on the maximum payment at maturity indicated on the cover hereof.
■	You are willing to invest in the Buffered PLUS based on the leverage factor and the buffer amount indicated on the cover hereof.
■	You are willing and able to hold the Buffered PLUS to maturity, a term of approximately 24 months, and accept that there may be little or no secondary market for the Buffered PLUS.
■	You understand and are willing to accept the risks associated with the underlying fund.
■	You are willing to assume the credit risk of UBS for all payments under the Buffered PLUS, and understand that if UBS defaults on its obligations you may not receive any amounts due to you, including any repayment of principal.
■	You understand that the estimated initial value of the Buffered PLUS determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Buffered PLUS, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Buffered PLUS may not be suitable for you if:

■	You do not fully understand the risks inherent in an investment in the Buffered PLUS, including the risk of loss of almost all of your initial investment.
■	You require an investment designed to provide a full return of principal at maturity.
■	You are not willing to make an investment that may have similar downside market risk as that of an investment in the underlying fund.
■

You believe that the percentage decline of the underlying fund from the initial price to the final price will be greater than the buffer amount or you cannot tolerate receiving a payment at maturity that may be less than the stated principal amount and as low as the minimum payment amount.

■	You believe that the price of the underlying fund appreciate during the term of the Buffered PLUS, and that the percentage of appreciation, when multiplied by the leverage factor, is unlikely to exceed the maximum gain indicated on the cover hereof.
■	You seek an investment that has an unlimited return potential or you would be unwilling to invest in the Buffered PLUS based on the maximum payment at maturity indicated on the cover hereof.
■	You are unwilling to invest in the Buffered PLUS based on the leverage factor or based on the buffer amount indicated on the cover hereof.
■	You cannot tolerate fluctuations in the price of the Buffered PLUS prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying fund.
■	You seek current income from your investment or prefer to receive the dividends paid on the underlying fund.
■	You are unable or unwilling to hold the Buffered PLUS to maturity, a term of approximately 24 months, or seek an investment for which there will be an active secondary market.
■	You do not understand or are unwilling to accept the risks associated with the underlying fund.
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■	You are not willing to assume the credit risk of UBS for all payments under the Buffered PLUS, including any repayment of principal.

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Fact Sheet

The Buffered PLUS offered are unsubordinated, unsecured debt securities issued by UBS, will pay no interest, do not guarantee the return of the full stated principal amount at maturity and are subject to the terms described in the accompanying product supplement and accompanying prospectus, as supplemented or modified by this document. At maturity, an investor will receive for each Buffered PLUS that the investor holds an amount in cash, if anything, that may be greater than, equal to or less than the stated principal amount based upon the underlying return and whether the final price is greater than, equal to or less than the initial price. The Buffered PLUS do not guarantee the return of the full principal amount at maturity and investors may lose some or almost all of their initial investment in the Buffered PLUS. All payments on the Buffered PLUS are subject to the credit risk of UBS. If UBS were to default on its payment obligations you may not receive any amount owed to you under the Buffered PLUS and, in extreme situations, you could lose all of your initial investment.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Valuation date:	Maturity date:
Approximately June 28, 2019	Approximately July 3, 2019 (3 business days after the pricing date)	Approximately June 30, 2021 (24 months after the pricing date)	Approximately July 6, 2021 (3 business days after the valuation date)

Key Terms
Issuer:	UBS AG London Branch
Underlying fund:	iShares® MSCI Emerging Markets ETF
Aggregate principal amount:	$•
Stated principal amount:	$10 per Buffered PLUS
Issue price:	$10 per Buffered PLUS, offered at a minimum investment of 100 Buffered PLUS (representing a $1,000 investment)
Denominations:	$10 per Buffered PLUS and integral multiples thereof
Interest:	None
Payment at maturity:

▪      If the underlying return is positive:
The lesser of (a) $10 + Leveraged Upside Payment and (b) Maximum Payment at Maturity
In no event will the payment at maturity exceed the maximum payment at maturity.

▪      If the underlying return is zero or negative and the percentage decline from the initial price to the final price is equal to or less than the buffer amount:
Stated Principal Amount of $10

▪      If the underlying return is negative and the percentage decline from the initial price to the final price is greater than the buffer amount:
$10 + [$10 x (Underlying Return + Buffer Amount)]
Under these circumstances, you will lose a percentage of your stated principal amount equal to the percentage decline of the underlying fund from the initial price to the final price in excess of the buffer amount, and in extreme situations, you could lose almost all of your initial investment.

Underlying return:

The quotient, expressed as a percentage, of (i) the final price of the underlying fund minus the initial price of the underlying fund, divided by (ii) the initial price of the underlying fund. Expressed as a formula:

(Final price - Initial price) / Initial price

Leveraged upside payment:	$10 x Leverage Factor x Underlying Return
Initial price:	•, which is the closing price of the underlying fund on the pricing date, as determined by the calculation agent and subject to adjustment in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” in the accompanying product supplement.
Final price:	The closing price of the underlying fund on the valuation date, as determined by the calculation agent
Leverage factor:	2.0
Maximum payment at maturity:	$12.08 per Buffered PLUS, which is equal to $10 + ($10 x Maximum Gain)
Buffer amount:	10%
Maximum Gain:	20.80%
Risk factors:	Please see “Risk Factors” herein

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General Information
Listing:	The Buffered PLUS will not be listed or displayed on any securities exchange or any electronic communications network.
CUSIP:	90281D367
ISIN:	US90281D3677
Tax considerations:

The U.S. federal income tax consequences of your investment in the Buffered PLUS are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Buffered PLUS. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences” , including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards” in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury Department (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Buffered PLUS, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Buffered PLUS, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the Buffered PLUS as prepaid derivative contracts with respect to the underlying equity. If your Buffered PLUS are so treated, subject to the discussion below regarding Section 1260 of the Code, you should generally recognize gain or loss upon the taxable disposition of your Buffered PLUS. Such gain or loss should generally be long-term capital gain or loss if you hold your Buffered PLUS for more than one year (otherwise such gain or loss would be short-term capital gain or loss if held for one year or less) in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Buffered PLUS.

Section 1260. Because the Buffered PLUS are linked to the shares of an ETF, there is a risk that an investment in the Buffered PLUS could be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Code. A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in certain “passthru entities” (including regulated investment companies such as ETFs, real estate investment trusts and passive foreign investment companies). Under the “constructive ownership” rules, if an investment in the Buffered PLUS is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder (as defined under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement) in respect of the Buffered PLUS would be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain”(as defined in Section 1260 of the Code) of the U.S. holder (the “Excess Gain”). In addition, an interest charge would also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the taxable disposition of the Buffered PLUS (assuming such income accrued such that the amount in each successive year is equal to the income in the prior year increased at a constant rate equal to the applicable federal rate as of the date of taxable disposition of the Buffered PLUS).

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It is not clear to what extent any long-term capital gain recognized by a U.S. holder in respect of the Buffered PLUS would be recharacterized as ordinary income and subject to the interest charge described above, in part, because it is not clear how the “net underlying long-term capital gain” would be computed in respect of the Buffered PLUS. Under Section 1260 of the Code, the net underlying long-term capital gain is generally the net long-term capital gain a taxpayer would have recognized by investing in the underlying “passthru entity” at the inception of the constructive ownership transaction and selling on the date the constructive ownership transaction is closed out (i.e. at maturity or earlier disposition). It is possible that because the U.S. holder does not share in distributions made on the underlying fund, these distributions could be excluded from the calculation of the amount and character of gain, if any, that would have been realized had the U.S. holder held the underlying fund directly and that the application of constructive ownership rules may not recharacterize adversely a significant portion of the long-term capital gain you may recognize with respect to the Buffered PLUS. However, it is also possible that all or a portion of your gain with respect to the Buffered PLUS could be treated as “Excess Gain” because the underlying fund is an ETF, the “net underlying long-term capital gain” could equal the amount of long-term capital gain a U.S. holder would have recognized if on the issue date of the Buffered PLUS the holder had invested, pro rata, the principal amount of the Buffered PLUS in shares of the underlying fund and sold those shares for their fair market value on the date the Buffered PLUS are sold, exchanged or retired. In addition, all or a portion of your gain recognized with respect to the Buffered PLUS could be “Excess Gain” if you purchase the Buffered PLUS for an amount that is less than the principal amount of the Buffered PLUS or if the return on the Buffered PLUS is adjusted to take into account any extraordinary dividends that are paid on the shares of the underlying fund. Furthermore, unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero. Accordingly, it is possible that all or a portion of any gain on the taxable disposition of the Buffered PLUS after one year could be treated as “Excess Gain” from a “constructive ownership transaction,” which gain would be recharacterized as ordinary income, and subject to an interest charge. Because the application of the constructive ownership rules to the Buffered PLUS is unclear, you are urged to consult your tax advisor regarding the potential application of the “constructive ownership” rules to an investment in the Buffered PLUS.

Based on certain factual representations received from us, our counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Buffered PLUS in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Buffered PLUS, it is possible that your Buffered PLUS could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization (including possible treatment as a “constructive ownership transaction”), such that the timing and character of your income from the Buffered PLUS could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Buffered PLUS. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument similar to the Buffered PLUS should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Buffered PLUS will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals and whether the special ‘‘constructive ownership rules’’ of Section 1260 of the Code, discussed above, should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

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Buffered PLUSSM due on or about July 6, 2021 $• Based on the shares of the iShares® MSCI Emerging Markets ETF Principal at Risk Securities

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their ”net investment income”, which may include any income or gain realized with respect to the Buffered PLUS, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. You should consult your tax advisor as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Buffered PLUS.

Non-U.S. Holders. Subject to Section 871(m) of the Code and FATCA (as discussed below), if you are not a U.S. holder, you should generally not be subject to U.S. withholding tax with respect to payments on your Buffered PLUS and you should not be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Buffered PLUS if you comply with certain certification and identification requirements, including providing us (and/or the applicable withholding agent) with a validly executed and fully completed applicable IRS Form W-8. Subject Section 871(m) of the Code, discussed below, gain from the taxable disposition of a Buffered PLUS generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2021.

Based on our determination that the Buffered PLUS are not “delta-one” with respect to any underlying equity or any U.S. index constituent stock, our counsel is of the opinion that the Buffered PLUS should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the Buffered PLUS. If withholding is required, we will not make payments of any additional amounts.

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Buffered PLUSSM due on or about July 6, 2021 $• Based on the shares of the iShares® MSCI Emerging Markets ETF Principal at Risk Securities

Nevertheless, after issuance, it is possible that your Buffered PLUS could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying equity, underlying equity constituents or your Buffered PLUS, and following such occurrence your Buffered PLUS could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Buffered PLUS under these rules if you enter, or have entered, into certain other transactions in respect of the underlying equity, underlying equity constituents or the Buffered PLUS. If you enter, or have entered, into other transactions in respect of the underlying equity, underlying equity constituents or the Buffered PLUS, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Buffered PLUS in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Buffered PLUS, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Buffered PLUS.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Buffered PLUS through a foreign entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of securities similar to the Buffered PLUS purchased after the bill was enacted to accrue interest income over the term of such securities despite the fact that there will be no interest payments over the term of such securities.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Buffered PLUS to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

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Buffered PLUSSM due on or about July 6, 2021 $• Based on the shares of the iShares® MSCI Emerging Markets ETF Principal at Risk Securities

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Buffered PLUS. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Buffered PLUS.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Buffered PLUS arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including the taxing jurisdictions of the underlying equity constituent issuers).

Trustee:	U.S. Bank Trust National Association
Calculation agent:	UBS Securities LLC, a wholly-owned subsidiary of UBS AG
Use of proceeds and hedging:

We will use the net proceeds we receive from the sale of the Buffered PLUS for the purposes we describe in the accompanying prospectus under “Use of Proceeds and Hedging.” We and/or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Buffered PLUS as described below.

In connection with the sale of the Buffered PLUS, we and/or our affiliates may enter into hedging transactions involving the execution of swaps, futures and/or option transactions on the underlying fund or underlying constituents, or purchases and sales of Buffered PLUS, in each case before, on and/or after the pricing date of the Buffered PLUS. From time to time, we and/or our affiliates may enter into additional hedging transactions or unwind those we have entered into.

We and/or our affiliates may acquire a long or short position in securities similar to the Buffered PLUS from time to time and may, in our or their sole discretion, hold or resell those securities.

The hedging activity discussed above may adversely affect the market value of the Buffered PLUS from time to time and payment on the Buffered PLUS at maturity. See “Risk Factors” herein for a discussion of these adverse effects.

Supplemental plan of distribution (conflicts of interest); secondary markets (if any):

Pursuant to the terms of a distribution agreement, UBS will agree to sell to UBS Securities LLC, and UBS Securities LLC will agree to purchase from UBS, the stated principal amount of the Buffered PLUS specified on the front cover of this document at the price to public less a fee of $0.25 per $10.00 stated principal amount of Buffered PLUS. UBS Securities LLC will agree to resell all of the Buffered PLUS to Morgan Stanley Smith Barney (also known as “Morgan Stanley Wealth Management”) with an underwriting discount of $0.25 reflecting a fixed structuring fee of $0.05 and a fixed sales commission of $0.20 per $10.00 stated principal amount of Buffered PLUS that Morgan Stanley Wealth Management sells.

UBS, UBS Securities LLC or any other affiliate of UBS may use this document, the accompanying product supplement and the accompanying prospectus in a market-making transaction for any Buffered PLUS after their initial sale. In connection with this offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this document, the accompanying product supplement and the accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this document, the accompanying product supplement and the accompanying prospectus are being used in a market-making transaction.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Buffered PLUS, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. UBS Securities LLC is not permitted to sell Buffered PLUS in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

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Buffered PLUSSM due on or about July 6, 2021 $• Based on the shares of the iShares® MSCI Emerging Markets ETF Principal at Risk Securities

UBS Securities LLC and its affiliates may offer to buy or sell the Buffered PLUS in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Buffered PLUS at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Buffered PLUS immediately after the pricing date in the secondary market is expected to exceed the estimated initial value of the Buffered PLUS as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 weeks after the pricing date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Buffered PLUS and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Buffered PLUS, see “Risk Factors — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” herein.

Prohibition of Sales to EEA Retail Investors:	The Buffered PLUS are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Buffered PLUS or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Buffered PLUS or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley Wealth Management branch office or its principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number 1-(866)-477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at 1-(800)-233-1087.

This document represents a summary of the terms and conditions of the Buffered PLUS. We encourage you to read the accompanying product supplement and accompanying prospectus related to this offering, which can be accessed via the hyperlinks on page 2 of this document.

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Buffered PLUSSM due on or about July 6, 2021 $• Based on the shares of the iShares® MSCI Emerging Markets ETF Principal at Risk Securities

How the Buffered PLUS Work

Hypothetical Examples

The below examples are based on the following terms and are purely hypothetical (the actual terms of your Buffered PLUS will be determined on the pricing date and will be specified in the final pricing supplement):

Investors will not be entitled to receive any dividends paid with respect to the underlying constituents. You should carefully consider whether an investment that does not provide for any dividends or periodic interest is appropriate for you. The payment scenarios below do not show any effect of lost dividend yield over the term of the Buffered PLUS.

The examples below are based on the following terms:

Stated principal amount:	$10.00 per Buffered PLUS
Leverage factor:	2.0
Hypothetical Initial Price:	$40.00
Buffer amount:	10.00%
Maximum Payment at Maturity:	$12.08 per Buffered PLUS
Maximum Gain:	20.80%
Minimum Payment at Maturity:	$1.00 (10.00% of the stated principal amount)

EXAMPLE 1: The underlying fund appreciates over the term of the Buffered PLUS, and investors receive the stated principal amount plus the leveraged upside payment.

Final price	$44.00
Underlying Return	($44.00 - $40.00) / $40.00 = 10.00%
Payment at Maturity	= $10.00 + lesser of (a) Leveraged Upside Payment and (b) Maximum Payment at Maturity
= $10.00 + lesser of (a) ($10.00 x Leverage Factor x Underlying Return) and (b) ($10.00 x Maximum Gain)
= $10.00 + lesser of (a) ($10.00 x 2.0 x 10%) and (b) ($10.00 x 20.80%)
= lesser of (a) $12.00 and (b) $12.08
= $12.00 (Payment at Maturity)

In Example 1, the final price is greater than the initial price and the underlying return is 10.00%. Therefore, at maturity, investors receive the stated principal amount plus a return equal to 2.0 times the underlying return, resulting in a payment at maturity of $12.00 per Buffered PLUS (a total return of 20.00%).

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Buffered PLUSSM due on or about July 6, 2021 $• Based on the shares of the iShares® MSCI Emerging Markets ETF Principal at Risk Securities

EXAMPLE 2: The underlying fund appreciates over the term of the Buffered PLUS, and investors receive the maximum payment at maturity.

Final price	$52.00
Underlying Return	($52.00 - $40.00) / $40.00 = 30.00%
Payment at Maturity	= $10.00 + lesser of (a) Leveraged Upside Payment and (b) Maximum Payment at Maturity
= $10.00 + lesser of (a) ($10.00 x Leverage Factor x Underlying Return) and (b) ($10.00 x Maximum Gain)
= $10.00 + lesser of (a) ($10.00 x 2.0 x 30.00%) and (b) ($10.00 x 20.80%)
= lesser of (a) $16.00 and (b) $12.08
= $12.08 (Payment at Maturity)

In Example 2, the final price is greater than the initial price and the underlying return is 30.00%. Because the underlying return, when multiplied by the leverage factor of 2.0 is greater than the maximum gain, investors receive the maximum payment at maturity, resulting in a payment at maturity of $12.08 per Buffered PLUS (a total return of 20.80%).

EXAMPLE 3: The underlying fund declines over the term of the Buffered PLUS, and investors receive the stated principal amount at maturity.

Final price	$36.80
Underlying Return	($36.80 - $40.00) / $40.00 = -8.00%
Payment at Maturity	= $10.00 (Payment at Maturity)

In Example 3, the final price is less than the initial price and the percentage decline from the initial price to the final price is equal to or less than the buffer amount. Because the percentage decline from the initial price to the final price is equal to or less than the buffer amount, even though the underlying return is negative, investors receive the stated principal amount of $10.00 per Buffered PLUS (a total return of 0.00%).

EXAMPLE 4: The underlying fund declines over the term of the Buffered PLUS, and investors receive less than the stated principal amount at maturity.

Final price	$14.00
Underlying Return	($14.00 - $40.00) / $40.00 = -65.00%
Payment at Maturity	=$10.00 + [$10.00 x (Underlying Return + Buffer Amount)]
=$10.00 + [$10.00 x (–65.00% + 10.00%)]
=$10.00 + [$10.00 x (-55.00%)]
= $10.00 + [-$5.50]
=$4.50 (Payment at Maturity)

In Example 4, the final price is less than the initial price and the percentage decline from the initial price to the final price is greater than the buffer amount. Because the percentage decline from the initial price to the final price is greater than the buffer amount, investors are exposed to the decline in the price of the underlying fund in excess of the buffer amount, resulting in a payment at maturity of $4.50 per Buffered PLUS (a loss of 55.00%).

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Buffered PLUSSM due on or about July 6, 2021 $• Based on the shares of the iShares® MSCI Emerging Markets ETF Principal at Risk Securities

How it works

▪	Upside Scenario. If the underlying return is positive, investors will receive the stated principal amount of $10 plus the lesser of the stated principal amount of $10 multiplied by the leverage factor of 2.0 multiplied by the underlying return and (b) the maximum payment at maturity. Under the hypothetical terms of the Buffered PLUS, an investor will realize the maximum payment at maturity at a final price of 110.40% of the initial price.
▪	If the underlying return is 5%, investors will receive a 10% return, or $11.00 per Buffered PLUS.
▪	If the underlying return is 10%, investors will receive a 20% return, or $12.00 per Buffered PLUS.
▪	If the underlying return is 21%, investors will receive only the maximum payment at maturity of $12.08 per Buffered PLUS, a 20.80% return.
▪	Par Scenario. If the underlying return is zero or negative but the percentage decline from the initial price to the final price is equal to or less than the buffer amount, investors will receive an amount equal to the $10 stated principal amount.
▪	If the underlying return is -5%, investors will receive an amount equal to the $10 stated principal amount.
▪	Downside Scenario. If the underlying return is negative and the percentage decline from the initial price to the final price is greater than the buffer amount, investors will receive an amount that is less than the $10 stated principal amount, resulting in a loss of their initial investment that is proportionate to the decline in the price of the underlying fund over the term of the Buffered PLUS in excess of the buffer amount.
▪	If the underlying return is -40%, investors would lose 30% of the stated principal amount and receive only $7.00 per Buffered PLUS at maturity, or 70% of the stated principal amount. The Buffered PLUS do not guarantee the return of the full stated principal amount and investors may lose some or almost all of their initial investment.

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Buffered PLUSSM due on or about July 6, 2021 $• Based on the shares of the iShares® MSCI Emerging Markets ETF Principal at Risk Securities

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of Buffered PLUS that they hold an amount in cash based upon the underlying return of the underlying fund on the valuation date, as determined as follows:

If the underlying return is positive:

The lesser of (a) $10 + leveraged upside payment and (b) the maximum payment at maturity

In no event will the payment at maturity be greater than the maximum payment at maturity.

If the underlying return is zero or negative and the percentage decline from the initial price to the final price is equal to or less than the buffer amount:

the Stated Principal Amount of $10

If the underlying return is negative and the percentage decline from the initial price to the final price is greater than the buffer amount:

$10 + [$10 x (Underlying Return + Buffer Amount)]

Accordingly, if the final price is less than the initial price and the percentage decline of the underlying fund from the initial price to the final price is greater than the buffer amount, you will lose a percentage of your stated principal amount equal to the percentage decline in excess of the buffer amount, and in extreme situations, you could lose almost all of your initial investment.

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Buffered PLUSSM due on or about July 6, 2021 $• Based on the shares of the iShares® MSCI Emerging Markets ETF Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement and “Considerations Relating to Indexed Securities” in the accompanying prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Buffered PLUS.

▪	The Buffered PLUS do not pay interest or guarantee return of the stated principal amount and your investment in the Buffered PLUS may result in a loss. The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest or guarantee the return of any of the stated principal amount at maturity. If the underlying return is negative and the percentage decline of the underlying fund from the initial price to the final price is greater than the buffer amount, you will lose a percentage of your principal amount equal to the percentage decline of the underlying fund from the initial price to the final price in excess of the buffer amount, and in extreme situations, you could lose almost all of your initial investment. Accordingly, you could lose some and, in extreme situations, almost all of your initial investment.
▪	Your potential return on the Buffered PLUS is limited to the maximum gain. The return potential of the Buffered PLUS is limited to the maximum gain of 20.80%. Therefore, you will not benefit from any positive underlying return in excess of an amount that, when multiplied by the leverage factor, exceeds the maximum gain and your return on the Buffered PLUS may be less than it would be in a direct investment in the underlying fund.
▪	The leverage factor applies only if you hold the Buffered PLUS to maturity. You should be willing to hold the Buffered PLUS to maturity. If you are able to sell the Buffered PLUS prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the leverage factor and the return you realize may be less than the leverage factor multiplied by the then-current underlying return even if such return is positive and does not exceed the maximum gain. You can receive the full benefit of the leverage factor, subject to the maximum gain, from UBS only if you hold the Buffered PLUS to maturity.
■	The contingent repayment of principal at maturity applies only at maturity. You should be willing to hold the Buffered PLUS to maturity. If you are able to sell the Buffered PLUS prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the then-current price of the underlying fund is negative and the percentage decline of the underlying fund from the initial price to the final price is equal to or less than the buffer amount.
▪	Credit risk of UBS. The Buffered PLUS are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Buffered PLUS, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Buffered PLUS and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Buffered PLUS, you could lose all of your initial investment.
▪	Market risk. The return on the Buffered PLUS, which may be positive or negative, is directly linked to the performance of the underlying fund and indirectly linked to the value of the underlying constituents. The price of the underlying fund can rise or fall sharply due to factors specific to the underlying fund or its underlying constituents, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market levels, interest rates and economic and political conditions. We urge you to review information filed periodically by the issuer of the underlying fund (the “underlying fund issuer”) with the SEC.

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Buffered PLUSSM due on or about July 6, 2021 $• Based on the shares of the iShares® MSCI Emerging Markets ETF Principal at Risk Securities

■	Fair value considerations.
o	The issue price you pay for the Buffered PLUS will exceed their estimated initial value. The issue price you pay for the Buffered PLUS will exceed their estimated initial value as of the pricing date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the pricing date, we will determine the estimated initial value of the Buffered PLUS by reference to our internal pricing models and the estimated initial value of the Buffered PLUS will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Buffered PLUS incorporate certain variables, including the price of the underlying fund, the volatility of the underlying fund, any dividends paid on the underlying fund, prevailing interest rates, the term of the Buffered PLUS and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Buffered PLUS to you. Due to these factors, the estimated initial value of the Buffered PLUS as of the pricing date will be less than the issue price you pay for the Buffered PLUS.
o	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Buffered PLUS in any secondary market (if any) at any time after the pricing date may differ from the estimated initial value. The value of your Buffered PLUS at any time will vary based on many factors, including the factors described above and in “—Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the pricing date, if you attempt to sell the Buffered PLUS in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Buffered PLUS determined by reference to our internal pricing models. The estimated initial value of the Buffered PLUS does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Buffered PLUS in any secondary market at any time.
o	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Buffered PLUS as of the pricing date. We may determine the economic terms of the Buffered PLUS, as well as hedge our obligations, at least in part, prior to the pricing date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Buffered PLUS cannot be determined as of the pricing date and any such differential between the estimated initial value and the issue price of the Buffered PLUS as of the pricing date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Buffered PLUS.
■	Limited or no secondary market and secondary market price considerations.
o	There may be little or no secondary market for the Buffered PLUS. The Buffered PLUS will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Buffered PLUS and may stop making a market at any time. If you are able to sell your Buffered PLUS prior to maturity, you may have to sell them at a substantial loss. Furthermore, there can be no assurance that a secondary market for the Buffered PLUS will develop. The estimated initial value of the Buffered PLUS does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Buffered PLUS in any secondary market at any time.
o	The price at which UBS Securities LLC and its affiliates may offer to buy the Buffered PLUS in the secondary market (if any) may be greater than UBS’ valuation of the Buffered PLUS at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements. For a limited period of time following the issuance of the Buffered PLUS, UBS Securities LLC or its affiliates may offer to buy or sell such Buffered PLUS at a price that exceeds (i) our valuation of the Buffered PLUS at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC

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Buffered PLUSSM due on or about July 6, 2021 $• Based on the shares of the iShares® MSCI Emerging Markets ETF Principal at Risk Securities

may initially offer to buy such Buffered PLUS following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental plan of distribution (conflicts of interest); secondary markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Buffered PLUS, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Buffered PLUS. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Buffered PLUS and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
o	Price of Buffered PLUS prior to maturity. The market price of the Buffered PLUS will be influenced by many unpredictable and interrelated factors, including the price of the underlying fund; the volatility of the underlying fund; any dividends paid on the underlying fund; the time remaining to the maturity of the Buffered PLUS; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Buffered PLUS.
o	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices. All other things being equal, the use of the internal funding rates described above under “—Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Buffered PLUS in any secondary market.
▪	Owning the Buffered PLUS is not the same as owning the underlying fund. The return on the Buffered PLUS may not reflect the return you would realize if you actually owned the underlying fund. For example, your return on the Buffered PLUS is limited to the maximum gain, while the potential return on a direct investment in the underlying fund would be unlimited. Furthermore, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the Buffered PLUS, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on the Buffered PLUS. In addition, as an owner of the Buffered PLUS, you will not have voting rights or any other rights that a holder of the underlying fund would have.
▪	There can be no assurance that the investment view implicit in the Buffered PLUS will be successful. It is impossible to predict whether and the extent to which the price of the underlying fund will rise or fall and there can be no assurance that the underlying return will be positive or, if the underlying return is negative, that the percentage decline of the underlying fund from the initial price to the final price will be equal to or less than the buffer amount. The final price (and therefore the underlying return) will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuers of the underlying constituents (the “underlying constituent issuers”). You should be willing to accept the risks associated with the relevant markets tracked by the underlying fund in general and the underlying constituents in particular, and the risk of losing some or almost all of your initial investment.
▪	The Buffered PLUS are subject to emerging markets risk related to the underlying fund — The Buffered PLUS are subject to risks associated with emerging market companies and emerging market securities because the underlying fund seeks to track the performance of the MSCI Emerging Markets Index (its “target index”) and, therefore, is comprised of stocks of emerging market companies that are traded on various emerging market exchanges. Investments in securities linked directly or indirectly to emerging market equity securities involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Securities of emerging market companies may be more volatile and may
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Buffered PLUSSM due on or about July 6, 2021 $• Based on the shares of the iShares® MSCI Emerging Markets ETF Principal at Risk Securities

be affected by market developments differently than U.S. companies. Government interventions to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the Buffered PLUS are susceptible.
■	Fluctuation of NAV — The net asset value (the “NAV”) of the underlying fund may fluctuate with changes in the market value of the underlying constituents. The market values of the underlying fund may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. Furthermore, the underlying constituents may be unavailable in the secondary market during periods of market volatility, which may make it difficult for market participants to accurately calculate the intraday NAV per share of the underlying fund and may adversely affect the liquidity and prices of the underlying fund, perhaps significantly. For any of these reasons, the market value of the underlying fund may differ from its NAV per share and may trade at, above or below its NAV per share.
■	Failure of the underlying fund to track the level of its target index — While the underlying fund is designed and intended to track the target index, various factors, including fees and other transaction costs, will prevent the underlying fund from correlating exactly with changes in the level of the target index. Accordingly, the performance of the underlying fund will not be equal to the performance of its target index during the term of the Buffered PLUS.
■	The underlying fund utilizes a passive indexing investment approach — The underlying fund is not managed according to traditional methods of “active” investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the underlying fund, utilizing a “passive” or indexing investment approach, attempts to approximate the investment performance of the target index by investing in underlying constituents that generally replicate the target index. Therefore, unless a specific stock is removed from the target index, the underlying fund generally would not sell a stock because the stock’s issuer was in financial trouble. In addition, the underlying fund is subject to the risk that the investment strategy of the underlying fund’s investment adviser may not produce the intended results.
▪	UBS cannot control actions by the underlying fund issuer and the underlying fund issuer has no obligation to consider your interests. UBS and its affiliates are not affiliated with the underlying fund issuer and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the closing prices. The underlying fund issuer is involved in the Buffered PLUS offering in any way and none have an obligation to consider your interest as an owner of the Buffered PLUS in taking any actions that might affect the market value of, or any payments on, your Buffered PLUS.
▪	Potential UBS impact on price. Trading or hedging transactions by UBS and/or its affiliates in the underlying fund or the underlying constituents, listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying fund or underlying constituents may adversely affect the price of the underlying fund and the performance of, and therefore the market value of and any amount payable on, the Buffered PLUS.
▪	Potential conflict of interest. UBS and its affiliates may engage in business with any underlying constituent issuer, which may present a conflict between the obligations of UBS and you, as a holder of the Buffered PLUS. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS and which will make potentially subjective judgments. The calculation agent will determine the payment at maturity, if any, based on the observed closing price of the underlying fund. The calculation agent can postpone the determination of the initial price or final price of the underlying fund (and therefore the original issue date or maturity date, as applicable) if a market disruption event occurs and is continuing on the trade date or valuation date, respectively. As UBS determines the economic terms of the Buffered PLUS, including the leverage factor and buffer amount, and such terms include the underwriting discount, hedging costs, issuance costs and projected profits, the Buffered PLUS represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.
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Buffered PLUSSM due on or about July 6, 2021 $• Based on the shares of the iShares® MSCI Emerging Markets ETF Principal at Risk Securities

▪	The calculation agent can make antidilution and reorganization adjustments that affect the payment to you at maturity. For antidilution and reorganization events affecting an underlying fund, the calculation agent may make adjustments to its initial price, and/or final price, as applicable, and any other term of the Buffered PLUS. However, the calculation agent will not make an adjustment in response to every corporate event that could affect an underlying fund. If an event occurs that does not require the calculation agent to make an adjustment, the market value of the Buffered PLUS and the payment at maturity, may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the accompanying product supplement or this document as necessary to achieve an equitable result. Following a delisting, discontinuance or other suspension from trading of the underlying fund, the determination as to the amount you receive at maturity may be based on the share of another exchange-traded fund or a replacement basket. The occurrence of these events and the consequent adjustments may materially and adversely affect the value of the Buffered PLUS and your payment at maturity. Regardless of any of the events discussed above, any payment on the Buffered PLUS is subject to the creditworthiness of UBS. For more information, see the sections “— Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” in the accompanying product supplement.
▪	Potentially inconsistent research, opinions or recommendations by UBS. UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Buffered PLUS, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Buffered PLUS. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Buffered PLUS and the underlying fund.
▪	The Buffered PLUS are not bank deposits. An investment in the Buffered PLUS carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Buffered PLUS have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.
▪	If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Buffered PLUS and/or the ability of UBS to make payments thereunder. The Swiss Financial Market Supervisory Authority (“FINMA”) has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or (ii) UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in the FINMA Banking Insolvency Ordinance (“BIO-FINMA”). In a restructuring proceeding, FINMA, as resolution authority, is competent to approve the resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Buffered PLUS) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS’ debt and/or other obligations, including its obligations under the Buffered PLUS, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Buffered PLUS. The BIO-FINMA provides that a debt-to-equity swap and/or a write-off of debt and other obligations (including the Buffered PLUS) may only take place after (i) all debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital have been converted into equity or written-off, as applicable, and (ii) the existing equity of UBS has been fully cancelled. While the BIO-FINMA does not expressly address the order in which a write-off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt-to-equity swaps should occur in the following order: first, all subordinated claims not qualifying as regulatory capital; second, all other claims not excluded by law from a debt-to-equity swap (other than deposits); and third, deposits

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Buffered PLUSSM due on or about July 6, 2021 $• Based on the shares of the iShares® MSCI Emerging Markets ETF Principal at Risk Securities

(in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan in respect of UBS could provide that the claims under or in connection with the Buffered PLUS will be partially or fully converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with, or even junior to, UBS’ obligations under the Buffered PLUS. Consequently, holders of Buffered PLUS may lose all of some of their investment in the Buffered PLUS. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS), the creditors whose claims are affected by the restructuring plan will not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Buffered PLUS or otherwise be in violation of the Swiss Banking Act) are very limited. In particular, a court may not suspend the implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated or how it would be funded.

▪	Uncertain tax treatment. Significant aspects of the tax treatment of the Buffered PLUS are uncertain. You should read carefully the section entitled ‘‘Tax considerations’’ herein and the section entitled ‘‘Material U.S. Federal Income Tax Consequences”, including the section “—Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement and consult your tax advisor about your tax situation.

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Buffered PLUSSM due on or about July 6, 2021 $• Based on the shares of the iShares® MSCI Emerging Markets ETF Principal at Risk Securities

Information about the Underlying Fund

We have derived all information contained herein regarding the iShares® MSCI Emerging Markets ETF (the “EEM Fund”) from publicly available information. Such information reflects the policies of, and is subject to changes by, BlackRock Fund Advisors (“BFA”), the investment adviser of the EEM Fund. UBS has not undertaken an independent review or due diligence of any publicly available information with respect to the EEM Fund.

The EEM Fund is one of the separate investment portfolios that constitute the iShares, Inc. The EEM Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index (the “target index”). The EEM Fund will generally invest at least 90% of its assets in the securities of the target index and in American Depositary Receipts or Global Depositary Receipts based on securities of the target index. The EEM Fund may invest the remainder of its assets in other securities, including securities not in the target index, but which BFA believes will help the EEM Fund track the target index, and in other investments, including futures contracts, options on futures contracts, other types of options and swaps related to its target index, as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates.

BFA uses a representative sampling strategy to manage the EEM Fund. “Representative sampling” is an indexing strategy that involves investing in a representative sample of the securities included in the target index that collectively has an investment profile similar to the target index. The securities selected are expected to have, in the aggregate, investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the target index. The EEM Fund may or may not hold all of the securities that are included in the target index.

The EEM Fund will not concentrate its investments (i.e., hold 25% or more of its total assets in the stocks of a particular industry or group of industries), except that, to the extent practicable, the EEM Fund will concentrate its investments to approximately the same extent that the target index concentrates in the stocks of such particular industry or group of industries. The target index was developed by MSCI Inc. (“MSCI”) and is calculated, maintained and published by MSCI Inc. MSCI is under no obligation to continue to publish, and may discontinue or suspend the publication of the target index at any time. The target index has been developed by MSCI as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets.

Under new continuous listing standards adopted by NYSE Arca (the “Exchange”), the EEM Fund’s primary exchange, which went into effect on October 1, 2017, the EEM Fund is required to confirm on an ongoing basis that the components of the target index satisfy the Exchange’s listing requirements. In the event that the target index does not comply with the Exchange’s listing requirements, the EEM Fund will be required to rectify such non-compliance by requesting that the target index’s developer and sponsor, MSCI, modify the target index, adopting a new index or obtaining relief from the SEC. Failure to rectify this non-compliance may result in the EEM Fund being delisted by the Exchange.

As of March 31, 2019, ordinary operating expenses of the EEM Fund are expected to accrue at an annual rate of 0.67% of the EEM Fund’s average daily net asset value. Expenses of the EEM Fund reduce the net value of the assets held by the EEM Fund and, therefore, reduce the value of the shares of the EEM Fund.

As of March 31, 2019, the EEM Fund held stocks from the following 24 emerging markets: Brazil, Chile, China, Colombia, the Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Malaysia, Mexico, Pakistan, Peru, the Philippines, Poland, Qatar, Russia, South Africa, South Korea, Taiwan, Thailand, Turkey and the United Arab Emirates.

As of March 31, 2019, the EEM Fund’s held stocks in the following industry sectors: Financials (24.06%), Information Technology (14.52%), Consumer Discretionary (13.36%), Communication (12.24%), Energy (8.06%), Materials (7.33%), Consumer Staples (6.39%), Industrials (5.35%), Real Estate (3.14%), Health Care (2.64%), Utilities (2.51%) and Other (0.40%).

As of the close on May 31, 2018, MSCI began a multi-step process to include, in the target index, large cap China A shares that are not in trading suspension. As part of the first step of the inclusion process, which resulted from the May 2018 semi-annual index review, MSCI added such large cap China A shares to the target index at 2.5% of their foreign inclusion factor-adjusted market capitalization. In connection with the August 2018 quarterly index review, MSCI implemented the second step of the inclusion process by increasing the foreign inclusion factor-adjusted market capitalization of those existing China A share constituents from 2.5% to 5%. With the implementation of this

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second step, and the inclusion of additional China A shares in connection with the August 2018 quarterly index review, China A shares were initially expected to represent approximately 0.75% of the target index.

MSCI has announced that, beginning in May 2019, it will begin a three-step process to further increase the weight of China A shares in the target index. The first step will coincide with the May 2019 semi-annual index review, when MSCI will increase the foreign inclusion factor-adjusted market capitalization of all large cap China A shares in the target index from 5% to 10% and add large cap ChiNext shares at 10% of their foreign inclusion factor-adjusted market capitalization. The second step will coincide with the August 2019 quarterly index review, when MSCI will increase the foreign inclusion factor-adjusted market capitalization of all large cap China A shares from 10% to 15%. The third step will coincide with the November 2019 semi-annual index review, when MSCI will increase the foreign inclusion factor-adjusted market capitalization of all large cap China A shares from 15% to 20% and add mid cap China A shares, including eligible ChiNext shares, to the target index at 20% of their foreign inclusion factor-adjusted market capitalization. On completion of this three-step implementation, there will be 253 large- and 168 mid-cap China A shares, including 27 ChiNext shares, on a pro forma basis in the target index, representing a weight of 3.3% in the pro forma index.

Additionally, MSCI has announced that, beginning in June 2019, it expects to include the MSCI Saudi Arabia Index in the target index, representing on a pro forma basis a weight of approximately 2.6% of the target index with 32 securities, following a two-step inclusion process. The first inclusion step is expected to coincide with the May 2019 semi-annual index review and the second inclusion step is expected to take place as part of the August 2019 quarterly index review. Furthermore, MSCI has announced the reclassification of the MSCI Argentina Index from a “frontier market” to an “emerging market”, and the MSCI Argentina Index is expected to be included in the target index coinciding with the May 2019 semi-annual index review. MSCI expects to continue to restrict the inclusion in the MSCI Argentina Index to only listings of Argentinian companies outside of Argentina, such as American depositary receipts.

Information filed by iShares, Inc. with the SEC can be found by reference to its SEC file numbers: 033-97598 and 811-09102 or its CIK Code: 0000930667. Shares of the EEM Fund are listed on the NYSE Arca under ticker symbol “EEM.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the EEM Fund.

Information as of market close on May 29, 2019:

Bloomberg Ticker Symbol:	EEM
Current Share Price:	$40.35
52 Weeks Ago (on May 29, 2018):	$45.35
52 Week High (on June 6, 2018):	$47.14
52 Week Low (on October 29, 2018):	$38.00

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Buffered PLUSSM due on or about July 6, 2021 $• Based on the shares of the iShares® MSCI Emerging Markets ETF Principal at Risk Securities

Historical Information

The following table sets forth the published high and low closing prices, as well as the end-of-quarter closing prices, of the underlying fund for each quarter in the period from January 1, 2015 through May 29, 2019. The closing price of the underlying fund on May 29, 2019 was $40.35. The graph below sets forth the daily closing prices of the underlying fund for the period from January 1, 2009 through May 29, 2019. We obtained the information in the table below from Bloomberg Professional® service (‘‘Bloomberg’’), without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical closing prices of the underlying fund should not be taken as an indication of future performance, and no assurance can be given as to the closing price of the underlying fund on the valuation date.

iShares® MSCI Emerging Markets ETF	High	Low	Period End
2015
First Quarter	$41.07	$37.92	$40.13
Second Quarter	$44.09	$39.04	$39.62
Third Quarter	$39.78	$31.32	$32.78
Fourth Quarter	$36.29	$31.55	$32.19
2016
First Quarter	$34.28	$28.25	$34.25
Second Quarter	$35.26	$31.87	$34.36
Third Quarter	$38.20	$33.77	$37.45
Fourth Quarter	$38.10	$34.08	$35.01
2017
First Quarter	$39.99	$35.43	$39.39
Second Quarter	$41.93	$38.81	$41.39
Third Quarter	$45.85	$41.05	$44.81
Fourth Quarter	$47.81	$44.82	$47.12
2018
First Quarter	$52.08	$45.69	$48.28
Second Quarter	$48.14	$42.33	$43.33
Third Quarter	$45.03	$41.14	$42.92
Fourth Quarter	$42.93	$38.00	$39.06
2019
First Quarter	$43.71	$38.45	$42.92
Second Quarter (through May 29, 2019)	$44.59	$39.91	$40.35

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June 2019	Page 25

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Buffered PLUS in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement

Summary Terms	1
Additional Information about UBS and the Buffered PLUS	2
Investment Overview	3
Key Investment Rationale	3
Investor Suitability	4
Fact Sheet	6
How the Buffered PLUS Work	13
How it works	15
Payment at Maturity	16
Risk Factors	17
Information about the Underlying Fund	23
Historical Information	25

Product Supplement

Product Supplement Summary	PS-1
Hypothetical Examples of How the Notes Perform	PS-14
Risk Factors	PS-20
General Terms of the Notes	PS-39
Use of Proceeds and Hedging	PS-60
Supplemental U.S. Tax Considerations	PS-61
Certain ERISA Considerations	PS-69
Supplemental Plan of Distribution (Conflict of Interest)	PS-70

Prospectus
Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcement of U.S. Laws Against UBS Its Management and Others	7
UBS	8
Swiss Regulatory Powers	11
Use of Proceeds	12
Description of Debt Securities We May Offer	13
Description of Warrants We May Offer	33
Legal Ownership and Book-Entry Issuance	48
Considerations Relating to Indexed Securities	53
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	56
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	70
Benefit Plan Investor Considerations	72
Plan of Distribution	74
Conflicts of Interest	75
Validity of the Securities	76
Experts	76

$•

UBS AG
Buffered PLUS due on or about July 6, 2021

UBS Investment Bank

UBS Securities LLC

Preliminary Pricing Supplement dated May 31, 2019
(To Product Supplement dated October 31, 2018
and Prospectus dated October 31, 2018)